       1                                                         Exhibit 18

                        [WLR Foods, Inc. Letterhead]

March 30, 1994


Dear Fellow Shareholder:

Your Board of Directors and management maintain their unanimous opposition to Tyson Foods' hostile, unsolicited and highly conditional tender offer for your shares of stock in WLR Foods. We continue to urge you to reject the offer. DO NOT RETURN ANY TENDER MATERIALS YOU RECEIVE FROM TYSON.

We believe that the long-term interests of WLR Foods shareholders--and the interests of our employees, producers, customers, suppliers and the communities in which we operate--will best be served if WLR Foods continues to remain independent and pursues its successful long-term business goals.


                     YOUR BOARD OF DIRECTORS BELIEVES
                     THAT TYSON'S OFFER IS INADEQUATE
                      AND NOT IN YOUR BEST INTERESTS.

One thing is perfectly clear to us: Tyson timed its offer in an attempt to profit at your expense from the undervalued assets of WLR Foods. Tyson must believe that the shares they are seeking to buy--your shares--are worth more than the price which they are offering to pay. Remember, Don Tyson's duty is clearly to his own company and the Tyson Foods' shareholders, not to WLR Foods or you.


                    DON'T BE RUSHED OR CONFUSED BY TYSON

You should have received Tyson's offer papers by now and may be feeling some pressure to make a decision. You may even have received phone calls from Tyson urging you to respond quickly. You will not be hurt by taking your time since Tyson's offer can't expire before April 8, 1994 and given all its conditions, we believe it is likely to be pushed back even further. You will be notified of any change in the expiration date.

On another matter, some of our shareholders have told us that they were confused by Tyson's use of the name "WLR Acquisition Corp." Don't be confused. WLR Acquisition Corp. is Tyson--not WLR Foods. Remember, if you respond to WLR Acquisition Corp., you are responding to Tyson.


                             TAKE A CLOSER LOOK

In conducting the affairs of WLR Foods, your Board of Directors is dedicated to building and maintaining the highest value for all its shareholders. And we are achieving that goal as WLR Foods investments are already producing positive results and will continue to do so in the future. We again urge you to consider carefully why we believe that you should not at this time sell or tender your shares to Tyson.


                        TYSON'S PRICE IS INADEQUATE

o WLR FOODS CAPITAL SPENDING PROGRAM IS NOW STARTING TO BUILD VALUE FOR SHAREHOLDERS

      WLR Foods has just completed an aggressive, five-year $133,700,000 capital spending program which is now starting to build value for shareholders. We've increased production by 115% over 1988 levels and expect to be fully enjoying the benefits of these substantial investments in the near future.

o     WLR FOODS RESTRUCTURING PROGRAM HAS INCREASED EFFICIENCY AND LOWERED
      COSTS

      WLR Foods merged its two poultry subsidiaries into one company in 1993. This restructuring is part of our ongoing management effort to increase production efficiency and lower administrative and labor costs. Again, these and other savings are expected to improve WLR Foods bottom line in the near future.

o     WLR FOODS RECENT ACQUISITIONS WILL PROVIDE FURTHER BENEFITS

      In addition to internally generated growth, WLR Foods has made a series of friendly acquisitions: Cassco Ice & Cold Storage and Round Hill Foods, to name two. We are actively upgrading these facilities and expect to enjoy continued growth and profitability in the near future.

o     WLR FOODS SEES AN IMPROVED POULTRY CYCLE AND GREATER PROFITS

      WLR Foods has endured a low poultry cycle over the last few years--a cycle which now shows signs of improvement. If historical patterns hold true, an improvement in the poultry cycle is forthcoming which
      should lead to greater   profitability for WLR Foods and you.

                        NOW IS NOT THE TIME TO SELL

As demonstrated above, WLR Foods has made dramatic improvements in its businesses through a combination of hard work and disciplined investment of your company's capital. Management has also invested significant resources in its marketing and export programs for the future. WITH OUR PROVEN STRENGTHS AND STRATEGIES, THE FUTURE FOR WLR FOODS HAS NEVER BEEN BRIGHTER.

In our judgment, WLR Foods is a growth company entering a strong growth period -- in short, we believe it is a good time to hold WLR Foods stock, not to sell it. We firmly believe that WLR Foods has excellent prospects as an appreciating asset to achieve its full potential and that the market will better recognize WLR Foods strengths, further enhancing its valuation. WITHOUT EXCEPTION, YOUR DIRECTORS AND OFFICERS DO NOT INTEND TO TENDER A SINGLE SHARE OF STOCK TO TYSON.

Don Tyson has criticized the actions of your Board to protect its shareholders. You should know this self-styled champion of shareholder rights controls a company with two classes of stock--what you might call the Don Tyson class with 10 votes per share, and the publicly traded shares with but only one vote per share. This arrangement leaves Tyson Foods free from any worries about a hostile takeover--that is, of course, unless Don Tyson agrees. We think Don Tyson should be more forthcoming with the facts before he criticizes the actions of your Board of Directors.

Since the Tyson offer commenced, we have enjoyed personally talking with so many of our shareholders and we are very encouraged by your responses. So very many of you have told us that you plan to continue to hold your shares of WLR Foods and to support the Board's recommendation to reject Tyson's offer. Your overwhelming support is a continuing source of strength and is deeply appreciated.

We remain committed to acting with only one goal in mind: to provide you with superior value while protecting our shareholders, employees, producers, communities, customers and suppliers.


Thank you for your continued trust and support.

Sincerely,

WLR FOODS, INC.


Charles W. Wampler, Jr.                 James L. Keeler
Chairman, Board of Directors            President and Chief Executive
                                        Officer



                                IMPORTANT

 If you have any questions, please call us at (703) 896-7001. We have also engaged the services of D.F. King & Co., Inc. to assist us in communicating with our shareholders. You may call D.F. King at (800) 669-5550.

                     WITHDRAW YOUR WLR FOODS SHARES

 If you have tendered your shares to Tyson and wish to withdraw them, please use the enclosed form. If you need help or have questions call D.F. King toll-fee at (800) 669-5550. D.F. King will be pleased to assist you in getting back your shares.

 If your shares are held by a brokerage firm or bank, only your broker or bank can withdraw them. Please call your broker or banker to instruct them to effect the withdrawal on your behalf.

             NOTICE OF WITHDRAWAL OF SHARES OF WLR FOODS, INC.
             TENDERED TO WLR ACQUISITION CORP., A WHOLLY-OWNED
                      SUBSIDIARY OF TYSON FOODS, INC.


To:  IBJ Schroder Bank & Trust Company, Depositary:


Please withdraw ________________ shares of common stock of WLR Foods, Inc.
               (number of shares)
representing all shares tendered pursuant to the Offer to Purchase, dated March 9, 1994, of WLR Acquisition Corp., a wholly-owned subsidiary of Tyson Foods, Inc., by the undersigned and return the certificate(s) representing such shares to the address of the undersigned as recorded on the Letter of Transmittal which accompanied the tendered shares.


_______________, 1994  ___________________________   __________________________
Today's Date           Print Name(s) of Tendering    Signature(s) of Tendering
                       Shareholder(s)                Shareholder(s)*

                       ___________________________   __________________________
                       Print Name(s) of Tendering    Signature(s) of Tendering
                       Shareholder(s)                Shareholder(s)*

____________________   ___________________________
Certificate Number(s)  Print Name(s) of Registered
                       Shareholder(s) if different   Signature(s) Guaranteed:
                       than Tendering
                       Shareholder(s)

____________________   ___________________________   By:_______________________
Certificate Number(s)  Print Name(s) of Registered       Authorized Signatory
                       Shareholder(s) if different
                       than Tendering
                       Shareholder(s)

*INSTRUCTIONS. Please sign your name as it appeared on the Letter of Transmittal. Your signature should be guaranteed. If you have any questions, please call D. F. King & Co., Inc. at (800) 669-5550. This form must be sent to IBJ Schroder Bank & Trust Company. See reverse side for addresses.

TO INSURE THAT YOUR SHARES ARE WITHDRAWN, THIS NOTICE SHOULD BE RECEIVED BY IBJ SCHRODER BANK & TRUST COMPANY NO LATER THAN 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 8, 1994.

You may send this notice by mail, courier or facsimile transmission. The addresses are as follows:

By Mail--   IBJ Schroder Bank & Trust Company
            Attn:  Reorganization Operations Department
            P.O. Box 84
            Bowling Green Station
            New York, NY 10274-0084


By Courier--IBJ Schroder Bank & Trust Company
            Attn:  Securities Processing Window, Subcellar One
            One State Street
            New York, NY 10004

By Facsimile--    (212) 858-2611
To confirm Facsimile Transmissions call: (212) 858-2103 (for Eligible Institutions only)


Since this notice is effective upon its receipt by the Depositary, it is recommended that it be sent by facsimile transmission, with receipt therefore confirmed or mailed registered mail with return receipt requested.


TO INSURE THAT YOUR SHARES ARE WITHDRAWN, THIS NOTICE SHOULD BE RECEIVED BY IBJ SCHRODER BANK & TRUST COMPANY NO LATER THAN 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 8, 1994.